UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2018 (February 13, 2018)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2018 Long-Term Incentive Compensation Awards

On February 13, 2018, consistent with past practice and in the context of its normal 2018 compensation cycle, the Board of Directors (the “Board”) of Resolute Energy Corporation (the “Company”) and its Compensation Committee approved long-term incentive awards under the Company’s 2009 Performance Incentive Plan (the “Plan”) to the Company’s employees including the Company’s Named Executive Officers (the “NEOs”), who are listed in the table below.

The awards to the NEOs consist of grants of restricted stock, one-half of which vest by the passage of time (“Time Vested Shares”) and one-half of which vest only upon achievement of specified thresholds of cumulative total shareholder return (“TSR”) as compared to a specified peer group (the “Performance Vested Shares”).  A TSR rank (the “TSR Rank”) is calculated based on the change in the value of the Company’s common stock between the grant date and the applicable vesting date, including any dividends paid during the period, as compared to the respective TSRs of a specified group of 15 peer companies.  The Time Vested Shares vest automatically in three installments upon the one-, two- and three-year anniversaries of the grant date.  The Performance Vested Shares vest in three installments to the extent that the applicable TSR Rank percentile thresholds are met upon the one-, two- and three-year anniversaries of the grant date.  Performance Vested Shares that are eligible to vest on a vesting date but do not qualify for vesting become eligible for vesting again on the next vesting date.  All Performance Vested Shares that do not vest as of the final vesting date will be forfeited on such date.

The awards also consist of the right to earn additional shares of common stock upon achievement of a higher TSR Rank (“Outperformance Shares”). The Outperformance Shares are earned in increasing increments based on a TSR Rank attained over a specified threshold. Outperformance Shares may be earned on any vesting date to the extent that the applicable TSR Rank percentile thresholds are met in three installments on the one-, two- and three-year anniversaries of the grant date.  Outperformance Shares that are earned at a vesting date will be issued to the recipient; however, prior to such issuance, the recipient is not entitled to stockholder rights with respect to Outperformance Shares. Outperformance Shares that are eligible to be earned but remain unearned on a vesting date become eligible to be earned again on the next vesting date.  The right to earn any theretofore unearned Outperformance Shares terminates immediately following the final vesting date.

The vesting schedule for the above awards continues as long as the recipient is employed by the Company or, in the case of Messrs. Sutton and Gazulis, effects a qualifying retirement.  Any unvested shares are forfeited upon a recipient’s termination of employment with the Company, other than in the event of a qualifying retirement.  Upon death or disability, all Time Vested Shares and Performance Vested Shares shall vest, but any unearned Outperformance Shares are no longer eligible to be earned. Upon a change in control (as defined by the Plan), all Time Vested Shares and Performance Vested Shares vest on the terms set forth in the Plan, and any unearned Outperformance Shares will be earned to the extent that the applicable performance thresholds are met in the change in control transaction.  The 2018 equity awards to the Named Executive Officers were as follows:

Named Executive Officer	Restricted Stock	Outperformance Share Rights
Nicholas J. Sutton, Executive Chairman	23,733	11,866
Richard F. Betz, Chief Executive Officer	94,446	47,223
James M. Piccone, former President*	-	-
Theodore Gazulis, Executive Vice President and Chief Financial Officer	46,561	23,280
Michael N. Stefanoudakis, Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary	46,561	23,280

*In connection with the previously disclosed Aneth Field divesture, on January 1, 2018 Mr. Piccone resigned from his position as President and as a member of the Board of Directors of the Company and from all other officer or board positions of the Company’s subsidiaries.  As such, no 2018 equity awards were granted to Mr. Piccone.

The terms of the 2018 equity awards are governed in all respects by the terms of the Plan and the applicable Equity Incentive Grant Agreements, and the above summary is qualified in its entirety by reference thereto.

The Form of Equity Incentive Grant Agreement is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
4.1	Form of Equity Incentive Grant Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2018	RESOLUTE ENERGY CORPORATION

	By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer